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                                                            EXHIBIT 11.2

                             UNISYS CORPORATION
              STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
             FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997
                                (UNAUDITED)
                      (Millions, except share data)
                                                  1998             1997
                                               -----------     -----------
Basic Earnings Per Common Share

Net income                                     $      95.6     $      50.9
Less dividends on preferred shares              (     26.6)     (     26.6)
                                               -----------     -----------
Net income available to common stockholders    $      69.0     $      24.3
                                               ===========     ===========

Weighted average shares                        253,321,980     173,131,975
                                               ===========     ===========
Basic earnings per share                       $       .27     $       .14
                                               ===========     ===========

Diluted Earnings Per Common Share

Net income available to common stockholders $ 69.0 $ 24.3 Plus impact of assumed conversions
  Interest expense on 8 1/4% Convertible Notes
    due 2006, net of tax                                .4             4.1
                                               -----------     -----------
Net income available to common
  stockholders plus assumed conversions        $      69.4     $      28.4
                                               ===========     ===========

Weighted average shares                        253,321,980     173,131,975
Plus incremental shares from assumed
  conversions
  Employee stock plans                          11,538,799       5,260,148
  8 1/4% Convertible Notes due 2006              3,975,247      43,490,909
                                               -----------     -----------
Adjusted weighted average shares               268,836,026     221,883,032
                                               ===========     ===========
Diluted earnings per share                     $       .26    $        .13
                                               ===========     ===========

The average shares listed below were not
included in the computation of diluted
earnings per share because to do so would
have been antidilutive for the periods
presented.
  8 1/4% convertible notes due 2000                             33,694,440
  Series A preferred stock                      47,448,144      47,453,877

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